UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported):

December 20, 2010

MONRO MUFFLER BRAKE, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Holleder Parkway, Rochester, New York		14615
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (585) 647-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Execution of Supply Agreement

On December 20, 2010, Monro Muffler Brake, Inc.’s (“Registrant’s”) wholly-owned subsidiary, Monro Service Corporation (“MSC”), entered into a three (3) year Supply Agreement with Ashland Consumer Markets (formerly known as The Valvoline Company), a commercial business unit of Ashland Inc. (“ACM”). The terms of the Supply Agreement are effective as of December 1, 2010. MSC purchases and supplies the products used at the retail locations operated by Registrant. Under the Supply Agreement, ACM will continue as the exclusive supplier of the motor oils, greases, lubricants and other related products used by Registrant at its retail locations. ACM will also supply certain oil and air filters to MSC for use in Registrant’s retail locations. As part of the Supply Agreement, the parties have entered into a specified standstill period during which neither MSC nor Registrant will negotiate with any other vendor for the supply of motor oil.

The Registrant intends to file a copy of the Supply Agreement as an Exhibit to its quarterly report filed for the period ending December 25, 2010.

Item 1.02	Termination of Material Agreement

Simultaneous with the execution by MSC of the Supply Agreement with ACM on December 20, 2010, the Registrant and ACM agreed to terminate, effective immediately, the Supply Agreement, dated as of April 1, 2006, between Registrant and The Valvoline Company (the “Prior Agreement”). The parties agreed to the early termination because the Supply Agreement between MSC and ACM, described above, would replace the Prior Agreement in its entirety. The Registrant was not subject to any penalties or other assessments as a result of the termination of the Prior Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO MUFFLER BRAKE, INC.
(Registrant)

December 21, 2010	By:	/s/ Catherine D’Amico
Catherine D’Amico
Executive Vice President - Finance